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            [LETTERHEAD OF DAVIS, GRAHAM & STUBBS LLP APPEARS HERE]



                                January 21, 1999



To the Stockholders
Metropolitan Bancshares, Inc.
19590 E. Mainstreet
Parker, Colorado  80138


Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Norwest Metropolitan Merger Co., a Colorado corporation ("Merger Sub"), with and into Metropolitan Bancshares, Inc., a Colorado corporation ("Metropolitan"), pursuant to that Agreement and Plan of Reorganization, dated as of September 1, 1998 (the "Agreement"), by and between Metropolitan and Norwest Corporation, a Delaware corporation now called Wells Fargo & Company ("Wells Fargo"). Capitalized terms used, but not defined, in this letter shall have the meaning ascribed to them in the Agreement.


                                     FACTS
                                     -----

     At December 31, 1998, (i) Metropolitan had outstanding 41,250 shares of common stock and also had reserved for issuance upon the exercise of outstanding stock options 6,300 shares of common stock, and (ii) Wells Fargo had outstanding 1,644,057,803 shares of common stock, 6,535,362 shares of preferred stock and no other outstanding shares of capital stock. Prior to the Effective Time of the Merger, all of the outstanding stock options of Metropolitan will be exercised by the holders thereof. Merger Sub has been organized for purposes of the Merger and has not conducted any business operations and has only nominal assets.

     The Merger is intended to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the Agreement and in accordance with applicable state law, the Merger will be effected by means of the merger of Merger Sub with and into Metropolitan, with Metropolitan being the surviving corporation. As the surviving corporation, Metropolitan will acquire all of Merger Sub's assets and assume all of Merger Sub's liabilities. At the Effective Time of the Merger, the
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Stockholders of
Metropolitan Bancshares, Inc.
January 21, 1999
Page 2


outstanding shares of Metropolitan common stock (excluding shares held by Metropolitan and shares held by Metropolitan stockholders who exercise and do not subsequently withdraw or otherwise lose statutory dissenters rights) will be converted into Wells Fargo common stock having a fair market value of $24,500,000 in the aggregate. The exchange ratio will be determined by dividing the share value of the Metropolitan common stock (approximately $515.25) by the average of the closing prices of a share of Wells Fargo common stock as reported on the New York Stock Exchange composite transaction reporting system for the 20 trading day period ending on the date before the meeting of the Metropolitan stockholders to consider and vote upon the Merger. Metropolitan stockholders will receive cash (without interest) in lieu of fractional shares.

     For purposes of our opinion, we have examined executed counterparts of the following documents, together with all schedules and exhibits attached thereto:

          (a) the Agreement; and

          (b) the Registration Statement on Form S-4 containing the Proxy Statement/Prospectus prepared by Wells Fargo and Metropolitan in connection with the Merger and filed with the Securities and Exchange Commission on January 21, 1999, pursuant to the Securities Act of 1933, as amended (the "Registration Statement").

     In addition, you have permitted us to assume that (a) the Merger will be consummated in accordance with the terms, conditions, and other provisions of the Agreement and applicable state law, and (b) all of the factual information, descriptions, representations and assumptions set forth in the Agreement or this letter and in the Certificates to Counsel of Wells Fargo and Metropolitan (the "Certificates") are accurate and complete and will be accurate and complete at the Effective Time of the Merger. We have not independently verified any factual matters relating to the Merger in connection with or apart from our preparation of this opinion and, accordingly, our opinion does not take into account any matters not set forth in this letter which might have been disclosed by independent verification.


                                    OPINION
                                    -------

     Provided that the Merger is consummated in accordance with the terms and conditions set forth in the Agreement, and based on the facts and representations set forth in the Certificates and this letter, and subject to the qualifications and other matters set forth in this letter, it is our opinion that for federal income tax purposes:
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Stockholders of
Metropolitan Bancshares, Inc.
January 21, 1999
Page 3


          (a) The Merger will qualify as a reorganization within the meaning of
     Section 368(a) of the Code.

          (b) No gain or loss will be recognized by the Metropolitan stockholders who exchange all of their Metropolitan common stock solely for Wells Fargo common stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share of Wells Fargo common stock).

          (c) The aggregate tax basis of the Wells Fargo common stock received by the Metropolitan stockholders who, pursuant to the Merger, exchange all of their Metropolitan common stock solely for Wells Fargo common stock will be the same as the aggregate tax basis of the Metropolitan common stock surrendered in exchange (reduced by any amount allocable to a fractional share interest in Wells Fargo common stock for which cash is received).

          (d) Any cash received by a holder of Metropolitan common stock in lieu of a fractional share interest in Wells Fargo common stock shall be treated as received in exchange for such fractional share. Such gain or loss generally will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the stockholder's tax basis allocable to such fractional share.

          (e) The holding period of the Wells Fargo common stock received pursuant to the Merger in exchange for Metropolitan common stock will include the holding period of the Metropolitan common stock surrendered in exchange if such Metropolitan common stock was a capital asset in the hands of the exchanging stockholder at the Effective Time of the Merger.

     Our opinion is limited to the foregoing federal income tax consequences of the Merger as a reorganization within the meaning of Section 368(a) of the Code, which is the only matter as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger, any transactions undertaken incident to the Merger (including the exercise of stock options by certain employees or former employees of Metropolitan) or other matters of federal law. Additionally, we have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the law of the United States.
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Stockholders of
Metropolitan Bancshares, Inc.
January 21, 1999
Page 4


     Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time of the Merger, as set forth or referred to in this letter and in the Certificates. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is also based upon the existing provisions of United States federal income tax law, including the Internal Revenue Code of 1986, as amended, the Treasury Department Regulations promulgated thereunder (final, temporary and proposed), published revenue rulings and procedures of the Internal Revenue Service, judicial decisions, reports and statements of congressional committees and members and such other matters as we have considered relevant, all as in effect on the date hereof. Any of such authorities could be changed at any time (possibly retroactively), and any such changes could alter the statements and opinions expressed herein. In rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

     This letter is intended for the sole benefit of the Metropolitan stockholders and may not be relied upon by any other party without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                    Sincerely,

                                    /s/ DAVIS, GRAHAM & STUBBS LLP

                                    DAVIS, GRAHAM & STUBBS LLP